As filed with the U.S. Securities and Exchange Commission on May 15, 2025

Registration Statement No. 333-283549

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1

TO

FORM F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Grupo Cibest S.A.

(Exact Name of Registrant as Specified in its Charter)

N/A

(Translation of Registrant’s Name into English)

Republic of Colombia	6029	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Carrera 48 # 26-85, Avenida Los Industriales

Medellín, Colombia

Telephone: +57 604 4041918

(Address and telephone number of Registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

Telephone: (302) 738-6680

(Name, address and telephone number of agent for service)

Copies to:

Sergio J. Galvis, Esq.

Patrick S. Brown, Esq.

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Telephone: (212) 558-4000

Facsimile: (212) 558-3588

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 filed by Grupo Cibest S.A., or the Registrant, a stock company (sociedad anónima) organized under the laws of the Republic of Colombia, relates to the Registration Statement on Form F-4 (Registration No. 333-283549) of Bancolombia S.A., a stock company (sociedad anónima) organized under the laws of the Republic of Colombia (“Bancolombia”), and is being filed by the Registrant in order to adopt such Registration Statement as its own for all purposes under the U.S. Securities Act of 1933, as amended, or the Securities Act. Such Registration Statement, which was declared effective on March 21, 2025, was filed by Bancolombia on behalf of the Registrant to register the offering of the Registrant’s common and preferred shares (including preferred shares in respect of American depositary shares) to Bancolombia’s shareholders under the Securities Act in connection with a meeting of such shareholders held on April 23, 2025 to approve the modification to the corporate structure of Bancolombia pursuant to which the Registrant will be established as the holding company for Bancolombia and its affiliates and certain related corporate transactions will be undertaken (the “Corporate Structure Changes”). The Corporate Structure Changes are expected to be effected as of May 16, 2025. There have been no material changes to the information set forth in the Registration Statement in connection with or that will result from the Corporate Structure Changes. In connection with the Corporate Structure Changes, each common share of Bancolombia will be exchanged for one common share of the Registrant and each preferred share of Bancolombia will be exchanged for one preferred share of the Registrant, except for shares of Bancolombia held by the Registrant. Holders of each American depositary share representing four preferred shares of Bancolombia will receive one new American depositary share representing four preferred shares of the Registrant.

EXHIBIT INDEX

Number	Description

5.1	Opinion of Brigard Urrutia Abogados SAS regarding the legality of securities being registered.

23.1	Consent of Brigard Urrutia Abogados SAS (included as part of its opinion filed as Exhibit 5.1 and incorporated by reference herein).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Medellin, Republic of Colombia, on May 15, 2025.

GRUPO CIBEST S.A.

By:	/s/ Mauricio Botero Wolff
Name: Mauricio Botero Wolff
Title: Vice President of Finance (Chief Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 15, 2025.

Name	Title

*	President (Chief Executive Officer)
Juan Carlos Mora Uribe

/s/ Mauricio Botero Wolff	Vice President of Finance (Chief Financial Officer)
Mauricio Botero Wolff

*	Director of Accounting (Chief Accounting Officer)
Jorge Humberto Hernandez

*	Chairman of the Board of Directors
Luis Fernando Restrepo Echavarría

*	Director
Juan David Escobar Franco

*	Director
Sylvia Escovar Gómez

*	Director
Silvina Vatnick

*	Director
Ricardo Jaramillo Mejía

*	Director
Arturo Condo Tamayo

*	Director
Andres Felipe Mejía Cardona

*By:	/s/ Mauricio Botero Wolff
	Name:	Mauricio Botero Wolff
	Title:	Attorney-in-Fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF GRUPO CIBEST S.A.

Pursuant to the requirements of the Securities Act of 1933, the authorized representative, solely in its capacity as the duly authorized representative of Grupo Cibest S.A. in the United States, has duly caused this Registration Statement to be signed on its behalf by the undersigned in The City of Newark, State of Delaware, on May 15, 2025.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director